SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.1)*

Under the Securities Exchange Act of 1934

Primo Water Corporation
(Name of Issuer)
Common Stock
(Title of Class of Securities)
74165N105
(CUSIP Number)
June 22, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1)	NAMES OF REPORTING PERSONS. Culligan International Company

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

(1)	NAMES OF REPORTING PERSONS. Culligan Holding Inc.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

(1)	NAMES OF REPORTING PERSONS. Culligan Holding Company B.V.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Netherlands

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	NAMES OF REPORTING PERSONS. Culligan Holding S.àr.l.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Luxembourg

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	NAMES OF REPORTING PERSONS. Culligan International S.àr.l.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Luxembourg

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	NAMES OF REPORTING PERSONS. Culligan Investments S.àr.l.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Luxembourg

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	NAMES OF REPORTING PERSONS. Culligan Ltd.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

0

(1)	NAMES OF REPORTING PERSONS. Clayton, Dubilier & Rice Fund VI Limited Partnership

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	NAMES OF REPORTING PERSONS. CD&R Associates VI Limited Partnership

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	NAMES OF REPORTING PERSONS. CD&R Investment Associates VI, Inc.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	0

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH:	(8) SHARED DISPOSITIVE POWER

0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Item 1.
Item 2.
Item 3.
Item 4. Ownership
Item 5.
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Item 8. Identification and Classification of Members of the Group
Item 9. Notice of Dissolution of Group
Item 10. Certifications
SIGNATURES
EX-1

Item 1.
Item 1(a) Name of issuer: Primo Water Corporation
Item 1(b) Address of issuer’s principal executive offices: 104 Cambridge Plaza
Drive, Winston-Salem, North Carolina 27104
Item 2.
2(a) Name of person filing:

Names of Person Filing	Address	Citizenship
Culligan International Company	9399 West Higgins Road, Suite 1100 Rosemont, IL 60018	Delaware
Culligan Holding Inc.	c/o Culligan International Company 9399 West Higgins Road, Suite 1100 Rosemont, IL 60018	Delaware
Culligan Holding Company B.V.	c/o Culligan International Company 9399 West Higgins Road, Suite 1100 Rosemont, IL 60018	Netherlands
Culligan Holding S.àr.l.	c/o Culligan International Company 9399 West Higgins Road, Suite 1100 Rosemont, IL 60018	Luxembourg
Culligan International S.àr.l.	c/o Culligan International Company 9399 West Higgins Road, Suite 1100 Rosemont, IL 60018	Luxembourg
Culligan Investments S.àr.l.	c/o Culligan International Company 9399 West Higgins Road, Suite 1100 Rosemont, IL 60018	Luxembourg
Culligan Ltd.	Canon’s Court 22 Victoria Street Hamilton HM 12, Bermuda	Bermuda
Clayton, Dubilier & Rice Fund VI Limited Partnership	Ugland House 113 South Church Street George Town, Grand Cayman, Cayman Islands BWI	Cayman Islands
CD&R Associates VI Limited Partnership	Ugland House 113 South Church Street George Town, Grand Cayman, Cayman Islands BWI	Cayman Islands
CD&R Investment Associates VI, Inc.	Ugland House 113 South Church Street George Town, Grand Cayman, Cayman Islands BWI	Cayman Islands
2(b) Address or principal business office or, if none, residence: See Item 2(a) above.
2(c) Citizenship: See Item 2(a) above.
2(d) Title of class of securities: Common Stock
2(e) CUSIP No.: 74165N105

Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
a.	☐ Broker or dealer registered under Section 15 of the Act;

b.	☐ Bank as defined in Section 3(a)(6) of the Act;

c.	☐ Insurance company as defined in Section 3(a)(19) of the Act;

d.	☐ Investment company registered under Section 8 of the Investment Company Act of 1940;

e.	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

f.	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

g.	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

h.	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

i.	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

j.	☐ A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

k.	☐ Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____
N/A
Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
a.	Amount beneficially owned: 0.

b.	Percent of class: 0%.

c.	Number of shares as to which such person has:
i.	Sole power to vote or to direct the vote: 0.

ii.	Shared power to vote or to direct the vote: 0.

iii.	Sole power to dispose or to direct the disposition of: 0.

iv.	Shared power to dispose or to direct the disposition of: 0.

Item 5. Ownership of 5 Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
N/A
Item 8. Identification and Classification of Members of the Group
N/A
Item 9. Notice of Dissolution of Group
N/A
Item 10. Certifications
N/A

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CULLIGAN INTERNATIONAL COMPANY Date: June 23, 2011
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel & Secretary

CULLIGAN HOLDING INC. Date: June 23, 2011
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel & Secretary

CULLIGAN HOLDING COMPANY B.V. Date: June 23, 2011
By:	/s/ Mark A. Seals
	Name:	Mark A. Seals
	Title:	Managing Director A

CULLIGAN HOLDING S.ÀR.L. Date: June 23, 2011
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Manager

CULLIGAN INTERNATIONAL S.ÀR.L. Date: June 23, 2011
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Manager

CULLIGAN INVESTMENTS S.ÀR.L. Date: June 23, 2011
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Manager

CULLIGAN LTD. Date: June 23, 2011
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel & Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VI LIMITED PARTNERSHIP
By:	CD&R Associates VI Limited Partnership, its general partner

By:	CD&R Investment Associates VI, Inc., its general partner

Date: June 23, 2011
By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

CD&R ASSOCIATES VI LIMITED PARTNERSHIP
By:	CD&R Investment Associates VI, Inc., its general partner
Date: June 23, 2011
By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

CD&R INVESTMENT ASSOCIATES VI, INC. Date: June 23, 2011
By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary